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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 28/Amendment No. 237 to Registration Statement Nos. 333-54358/811-05200 on Form N-4 of our report dated March 31, 2011, relating to the financial statements and financial highlights comprising each of the Sub-Accounts of MetLife Investors Variable Annuity Account One, our report dated April 8, 2011, relating to the financial statements of MetLife Investors Insurance Company, and our report dated April 6, 2011 (August 9, 2011 as to Note 16), relating to the consolidated financial statements of General American Life Insurance Company and subsidiaries, all appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP


Tampa, Florida
December 27, 2011